Exhibit 10.2

AMENDMENT TO GENWORTH FINANCIAL, INC. EXECUTIVE LIFE PROGRAM

Effective January 1, 2007, the Program shall be amended as follows:

2.7 (a) Original Participant. “Original Participant” means any eligible Participant who commenced participation in the Program prior to January 1, 2007; and

4.1. Death Benefit. In the event of death of any Participant prior to his or her termination of employment with the Company, or in the event of death of any Original Participant after Retirement, the Company shall pay to the Participant’s designated Beneficiary the amount of one million dollars ($1,000,000), in the aggregate (the “Death Benefit”). If more than one Beneficiary is designated, the $1,000,000 Death Benefit will be allocated among the designated Beneficiaries of the deceased Participant in the manner indicated on the Participant’s Beneficiary designation form.

Adopted pursuant to resolution of the Benefits Committee the 2nd day of March, 2007.